Exhibit 99

NEWS RELEASE

SILICON LABORATORIES REVISES REVENUE OUTLOOK FOR THE THIRD QUARTER

AUSTIN, Texas – Sept. 20, 2006 – Silicon Laboratories Inc. (Nasdaq: SLAB) today announced that it is revising its revenue outlook for the third quarter of fiscal 2006, which ends on September 30, 2006.  The company now anticipates that revenue for the third quarter will be in the range of $113 to $116 million.  The company previously announced that it expected third quarter revenue would be in the range of $122 to $127 million.

Revised third quarter expectations for the mobile handset business include both weaker than expected demand for Aero® transceivers due to prolonged inventory adjustments in China and lower than anticipated sales to some ODMs due to demand shifts at their OEM customers. The broad-based mixed-signal business is also expected to be down slightly sequentially due to weaker than expected analog modem demand.

The company also revised third quarter earnings per share guidance. Diluted net income per share on a GAAP basis is expected to be $0.05 to $0.08. Non-GAAP third quarter diluted net income per share is expected to be $0.22 to $0.25.  This excludes anticipated non-cash charges of $0.14 for stock compensation expense and approximately $0.03 for the in process R&D write-off from the StackCom acquisition.

Silicon Laboratories’ third quarter financial announcement and conference call are scheduled for October 23rd, at which time the company will discuss results in more detail as well as the outlook for the fourth quarter of fiscal 2006.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications.  Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with decades of cumulative expertise in cutting-edge mixed-signal design.  The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories please visit www.silabs.com.

Cautionary Language

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly, especially for mobile handset products; dependence on a limited number of products and customers; risks associated with shifting market demand from GSM/GPRS to EDGE and WCDMA; difficulties developing new products that achieve market acceptance; risks that Silicon Laboratories may not be able to manage strains associated with its growth; dependence on key personnel; difficulties managing our manufacturers and subcontractors; difficulties managing international activities; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in the Pacific Rim that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; product development risks; inventory-related risks; intellectual property litigation risks; risks associated with acquisitions; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Aero and the Silicon Laboratories logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, 512/464-9254 investor.relations@silabs.com